Exhibit 16

POWER OF ATTORNEY
FOR SECURITIES AND EXCHANGE COMMISSION
AND RELATED FILINGS

Each of the undersigned Trustees of CNI CHARTER FUNDS (the "Trust") hereby appoints RICHARD GERSHEN and LISA WHITTAKER (with full power to each of them to act alone) as his or her attorney-in-fact and agent, in all capacities, to execute and to file a Registration Statement of the Trust on Form N-14 under the Investment Company Act of 1940, under the Securities Act of 1933, and under the laws of all states and other domestic and foreign jurisdictions, relating to the reorganization of the series of Rochdale Investment Trust (“Rochdale”) listed below into the series of the Trust listed below, and any and all amendments thereto, and any other documents relating thereto, including all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority.  Each of the undersigned grants to each of said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

•	Reorganization of Rochdale Dividend & Income Portfolio into the Trust’s Dividend & Income Fund
•	Reorganization of Rochdale Intermediate Fixed Income Portfolio into the Trust’s Intermediate Fixed Income Fund
•	Reorganization of Rochdale Fixed Income Opportunities Portfolio into the Trust’s Fixed Income Opportunities Fund
•	Reorganization of Rochdale Emerging Markets Portfolio into the Trust’s Emerging Markets Fund

Each undersigned Trustee hereby executes this Power of Attorney as of this 5th day of February, 2013.

/s/	Irwin G. Barnet	/s/	William R. Sweet
	Irwin G. Barnet		William R. Sweet
	Trustee		Trustee

/s/	Vernon C. Kozlen	/s/	James R. Wolford
	Vernon C. Kozlen		James R. Wolford
	Trustee		Trustee

/s/	Victor Meschures
Victor Meschures
Trustee